Exhibit 10(cc)

November, 4, 2002

SERI Plan Contract Holder

Dear                               :

Re:     Supplemental Retirement Income (SERI) Plan

You are a participant in the Corporation’s SERI Plan and have entered into a contract with the Corporation which establishes your right to, and the formula for calculating, benefits under the Plan.

Your contract presently defines “Earnings” as “the Executive’s annual base pay plus 100% of all bonuses paid or payable to the Executive in a calendar year.”

It is proposed that the definition of “Earnings” in your SERI contract be amended as follows:

     “The term “Earnings” shall mean the Executive’s annual base pay plus:

a)	100% of all bonuses paid or payable to the Executive in a calendar year pursuant to the Corporation’s annual incentive plan or any similar plan substituted therefor; and

b)	any other payment made in a given year to the Executive which payment is specifically designated to be included in Earnings by the Compensation Committee of the Board of Directors of the Corporation.”

For the purposes of calculating benefits payable under the SERI Plan, the amended definition of “Earnings” as set forth above shall be applied retroactively to the date of implementation of the SERI Plan.

Please signify your agreement with the foregoing, including the amendment to the definition of “Earnings” in your SERI contract, by signing the enclosed copy of this letter where indicated and returning it to me.

Yours truly,

/s/ John L.M. Hampton

/dn

AGREED to and accepted the              day of November, 2002.

Name (Please Print)	Signature

/dn